The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the accompanying product supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion
PRELIMINARY PRICING SUPPLEMENT
Dated August 18, 2025
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-283672
(To Prospectus dated February 6, 2025
and Product Supplement dated February 6, 2025)

UBS AG Phoenix Autocallable Buffer Notes with Memory Interest

UBS AG $• linked to the common stock of Diamondback Energy, Inc. due September 2, 2026

Investment Description

UBS AG Phoenix Autocallable Buffer Notes with Memory Interest (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the common stock of Diamondback Energy, Inc. (the “underlying asset”). UBS will pay for each Note a contingent interest payment on the related interest payment date, plus any previously unpaid contingent interest payments, if the closing price of the underlying asset on any interest observation date (including the valuation date) is equal to or greater than the interest barrier. Otherwise, no contingent interest payment will be paid on that interest payment date. UBS will automatically call the Notes early if the closing price of the underlying asset on any autocall observation date is equal to or greater than the initial price. If the Notes are called, UBS will pay you the principal amount of your Notes on the first following interest payment date, plus any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest observation dates where the closing price of the underlying asset was less than the interest barrier, and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the closing price of the underlying asset on the valuation date (the “final price”) is equal to or greater than the downside threshold, on the maturity date UBS will repay your principal amount per Note plus any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest observation dates where the closing price of the underlying asset was less than the interest barrier. If, however, the Notes are not called and the final price is less than the downside threshold, on the maturity date UBS will pay you an amount in cash (the “cash equivalent”) equal to the product of (a) a number of shares of the underlying asset per Note equal to the quotient of (i) the principal amount per Note divided by (ii) the downside threshold (the “share delivery amount”), multiplied by (b) the final price for each Note that you own, which will be worth less than your principal amount. Specifically, the cash equivalent will decline at 1.25% for each 1% that the final price is less than the downside threshold. Investing in the Notes involves significant risks. You may receive the cash equivalent at maturity that will be worth less than your principal amount and you may lose some or all of your initial investment. Generally, a higher contingent interest payment on a Note is associated with a greater risk of loss and a greater risk that you will not receive contingent interest payments over the term of the Notes. Contingent interest payments should not be viewed as periodic interest payments. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑

Contingent Interest Payments — If the closing price of the underlying asset on any interest observation date (including the valuation date) is equal to or greater than the interest barrier, UBS will pay for each Note a contingent interest payment on the related interest payment date, plus any previously unpaid contingent interest payments. For the avoidance of doubt, once a previously unpaid contingent interest payment has been made on such later interest payment date, it will not be made again on any subsequent interest payment date. If, however, the closing price of the underlying asset is less than the interest barrier on an interest observation date (including the valuation date), no contingent interest payment will be paid on the relevant interest payment date.

❑

Automatically Callable — If the closing price of the underlying asset on any autocall observation date is equal to or greater than the initial price, UBS will automatically call the Notes and pay you the principal amount of your Notes plus any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest observation dates where the closing price of the underlying asset was less than the interest barrier. If the Notes are not called, investors will have the potential for downside market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity — If by maturity the Notes have not been called and the final price is equal to or greater than the downside threshold, UBS will repay your principal amount per Note at maturity. If the final price is less than the downside threshold, UBS will pay you the cash equivalent at maturity for each Note that you own, which will be worth less than your principal amount and could be zero. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Strike Date	August 15, 2025
Trade Date*	August 18, 2025
Settlement Date*	August 21, 2025
Interest Observation Dates**	See Page 4
Autocall Observation Dates**	See Page 4
Valuation Date**	August 28, 2026
Maturity Date**	September 2, 2026
*

We expect to deliver the Notes against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one business day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

**	Subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Notes at maturity, and the Notes may have the full downside market risk as that of the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

The initial price of the underlying asset is its closing price on the strike date and not its closing price on the trade date, and the remaining terms of the Notes were also set on the strike date. The Notes are offered at a minimum investment of 10 Notes at $1,000 per Note (representing a $10,000 minimum investment) and integral multiples of $1,000 in excess thereof.

Underlying Asset	Bloomberg Ticker	Contingent Interest Payment (per Note)	Initial Price	Downside Threshold*	Interest Barrier*	Share Delivery Amount*	CUSIP	ISIN
Common stock of Diamondback Energy, Inc.	FANG	$35.725	$140.22	$112.18, which is 80.00% of the initial price	$112.18, which is 80.00% of the initial price	**	90309KA87	US90309KA872

* The downside threshold, interest barrier and share delivery amount are subject to adjustments in the case of certain events as described in the accompanying product supplement under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity.”

**For each note, a number of shares of the underlying asset equal to $1,000 divided by the downside threshold.

The estimated initial value of the Notes as of the trade date is expected to be between $954.40 and $984.40. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 6 herein.

See “Additional Information About UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated February 6, 2025, the accompanying prospectus dated February 6, 2025 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public(1)		Underwriting Discount(1)(2)		Proceeds to UBS(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the common stock of Diamondback Energy, Inc.	$•	$1,000.00	$•	$10.00	$•	$990.00

(1) Certain fiduciary accounts may pay a purchase price of $990.00 per $1,000 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, may forgo any underwriting discount or fees.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and its affiliates will act as placement agents for the Notes. The placement agents may forgo fees for sales to certain fiduciary accounts. The placement agents will receive a fee from the issuer or one of our affiliates equal to $10.00 per $1,000 principal amount of Notes. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for various securities we may offer, including the Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. You should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Market-Linked Securities product supplement dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000183988225007685/ubs_424b2-03670.htm

♦Prospectus dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Phoenix Autocallable Buffer Notes with Memory Interest” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” mean the UBS product supplement, dated February 6, 2025, and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated February 6, 2025.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.

♦You can tolerate a loss of some or all of your initial investment and are willing to make an investment that may have the full downside market risk as that of an investment in the underlying asset.

♦You believe the closing price of the underlying asset will be equal to or greater than the interest barrier on the specified observation dates (including the valuation date).

♦You believe the final price will be equal to or greater than the downside threshold and, if it is less than the downside threshold, you can tolerate losing some or all of your principal amount at maturity.

♦You are willing to invest in the Notes based on the contingent interest payment, downside threshold and interest barrier specified on the cover hereof.

♦You understand and accept that you will not participate in any appreciation in the price of the underlying asset and that any potential positive return is limited to the contingent interest payments indicated on the cover hereof.

♦You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying asset.

♦You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the underlying asset.

♦You understand and are willing to accept the risks associated with the underlying asset.

♦You are willing to invest in Notes that may be called prior to maturity and you are otherwise willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.

♦You require an investment designed to provide a full return of principal at maturity.

♦You cannot tolerate a loss of some or all of your initial investment or you are not willing to make an investment that may have the full downside market risk as that of an investment in the underlying asset.

♦You believe the closing price of the underlying asset will be less than the interest barrier on the specified observation dates (including the valuation date).

♦You believe the final price will be less than the downside threshold, which could result in the loss of some or all of your initial investment.

♦You are unwilling to invest in the Notes based on the contingent interest payment, downside threshold or interest barrier specified on the cover hereof.

♦You seek an investment that participates in the appreciation in the price of the underlying asset or that has unlimited return potential.

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying asset.

♦You seek guaranteed current income from your investment or prefer to receive any dividends paid on the underlying asset.

♦You do not understand or are unwilling to accept the risks associated with the underlying asset.

♦You are unable or unwilling to hold Notes that may be called prior to maturity, or you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Asset” herein for more information on the underlying asset. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note
Term	Approximately 54 weeks, unless called earlier.
Underlying Asset	The common stock of Diamondback Energy, Inc.
Contingent Interest Payment (per Note)

If the closing price of the underlying asset on any interest observation date (including the valuation date) is equal to or greater than the interest barrier, UBS will pay you for each Note the contingent interest payment applicable to such interest observation date on the relevant interest payment date plus any previously unpaid contingent interest payments with respect to any previous interest observation dates pursuant to the memory interest feature.

If the closing price of the underlying asset on any interest observation date (including the valuation date) is less than the interest barrier, the contingent interest payment applicable to such interest observation date will not be payable and UBS will not make any payment to you on the relevant interest payment date.

The contingent interest payment is a fixed amount. Each contingent interest payment, and any previously unpaid contingent interest payments, will be $35.725 per Note on any interest payment date where the above conditions are satisfied.

Contingent interest payments on the Notes are not guaranteed. UBS will not pay you the contingent interest payment applicable to an interest observation date on the related contingent interest payment date if the above conditions are not satisfied.

Memory Interest Feature

If a contingent interest payment is not made on an interest payment date (other than the maturity date) because the closing price of the underlying asset is less than the interest barrier on the related interest observation date, such contingent interest payment will be made on a later interest payment date if the closing price of the underlying asset is equal to or greater than the interest barrier on the relevant interest observation date.

For the avoidance of doubt, once a previously unpaid contingent interest payment has been made on a later interest payment date, it will not be made again on any subsequent interest payment date.

If the closing price of the underlying asset is less than the interest barrier on each of the interest observation dates (including the valuation date), you will receive no contingent interest payments during the term of, and will not receive a positive return on, the Notes.

Share Delivery Amount (per Note)(1)	A number of shares of the underlying asset equal to (i) the principal amount per Note divided by (ii) the downside threshold.

Automatic Call

The Notes will be called automatically if the closing price of the underlying asset on any autocall observation date is equal to or greater than the initial price.

If the Notes are called, UBS will pay you on the corresponding interest payment date (which will be the “call settlement date”) a cash payment per Note equal to the principal amount plus any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest observation dates where the closing price of the underlying asset was less than the interest barrier. No further amounts will be owed to you under the Notes after the applicable call settlement date.

Payment at Maturity (per Note)

If the Notes are not called and the final price is equal to or greater than the downside threshold, on the maturity date UBS will pay you a cash payment equal to the principal amount.

If the Notes are not called and the final price is less than the downside threshold, on the maturity date UBS will pay the cash equivalent, which will be worth less than your principal amount, if anything. Specifically, the cash equivalent will decline at 1.25% for each 1% that the final price is less than the downside threshold.

In this scenario, you will lose some or all of your initial investment in the Notes.

Cash Equivalent	An amount in cash equal to the product of (a) the share delivery amount multiplied by (b) the final price.
Downside Threshold(1)	A specified price of the underlying asset that is less than the initial price, equal to a percentage of the initial price, as specified on the cover hereof.
Interest Barrier(1)	A specified price of the underlying asset that is less than the initial price, equal to a percentage of the initial price, as specified on the cover hereof.
Initial Price(1)	The closing price of the underlying asset on the strike date and not its closing price on the trade date, as specified on the cover hereof.
Final Price(1)	The closing price of the underlying asset on the valuation date.

(1) As determined by the calculation agent and as may be adjusted in the case of certain antidilution and reorganization events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement.

Investment Timeline

Strike Date	The initial price is observed and the final terms of the Notes are set.

Each Interest Observation Date

If the closing price of the underlying asset on any interest observation date (including the valuation date) is equal to or greater than the interest barrier, UBS will pay you the contingent interest payment with respect to such interest observation date on the relevant interest payment date plus any previously unpaid contingent interest payments with respect to any previous interest observation dates pursuant to the memory interest feature.

If the closing price of the underlying asset on any interest observation date (including the valuation date) is less than the interest barrier, UBS will not pay you the contingent interest payment with respect to such interest observation date on the relevant interest payment date.

Each Autocall Observation Date

If the closing price of the underlying asset is equal to or greater than the initial price on any autocall observation date, the Notes will be called and UBS will pay you on the call settlement date a cash payment per Note equal to the principal amount. As discussed above, UBS will also pay any contingent interest payment otherwise due on the call settlement date plus any previously unpaid contingent interest payments with respect to any previous interest observation dates where the closing price of the underlying asset was less than the interest barrier.

Maturity Date

The final price is calculated on the valuation date.

If the Notes are not called and the final price is equal to or greater than the downside threshold, on the maturity date UBS will pay you a cash payment per Note equal to the principal amount.

As discussed above, UBS will also pay any contingent interest payment otherwise due on the maturity date plus any previously unpaid contingent interest payments with respect to any previous interest observation dates pursuant to the memory interest feature.

If the Notes are not called and the final price is less than the downside threshold, on the maturity date UBS will pay you the cash equivalent for each Note you own, which will be worth less than your principal amount, if anything. Specifically, the cash equivalent will decline at 1.25% for each 1% that the final price is less than the downside threshold.

In this scenario, you will lose some or all of your initial investment in the Notes.

Investing in the Notes involves significant risks. You may lose some or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Observation Dates(1) and Interest Payment Dates(1)(2)

Interest Observation Dates	Interest Payment Dates
November 28, 2025*	December 3, 2025**
March 2, 2026*	March 5, 2026**
May 28, 2026*	June 2, 2026**
Valuation Date	Maturity Date
*	This date is also an autocall observation date.
**	This date is also a potential call settlement date.
(1)	Subject to the market disruption event provisions set forth under “General Terms of the Securities — Market Disruption Events” in the accompanying product supplement.
(2)	Three business day(s) following each observation date, except that the interest payment date with respect to the valuation date is the maturity date.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the underlying asset. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

Risks Relating to Return Characteristics

♦Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Notes at maturity. If the Notes are not called and the final price is less than the downside threshold, at maturity UBS will pay you the cash equivalent for each Note you own, the value of which will be worth less than your principal amount and could be zero. Specifically, the cash equivalent will decline at 1.25% for each 1% that the final price is less than the downside threshold. The percentage decline in the value of the cash equivalent will be at a proportionately higher percentage relative to any percentage decline in the final price of the underlying asset below the downside threshold. Therefore, the further the final price has declined from the downside threshold, the closer your loss of principal will be to the decline of the underlying asset from the initial price and you could lose some or all of your initial investment.

♦Contingent repayment of principal applies only at maturity — The contingent repayment of the principal amount applies only at maturity. If you are able to sell your Notes in the secondary market prior to maturity, you may have to sell them for a loss relative to your initial investment, even if the then-current price of the underlying asset is equal to or greater than the downside threshold. You should be willing to hold your Notes to maturity.

♦You may not receive any contingent interest payments — UBS will not necessarily make contingent interest payments on the Notes and thus contingent interest payments should not be viewed as periodic interest payments. If the closing price of the underlying asset on any interest observation date (including the valuation date) is less than the interest barrier, UBS will not pay you the contingent interest payment on the related interest payment date. However, if a contingent interest payment is not made on an interest payment date (other than the maturity date) because the closing price of the underlying asset is less than the interest barrier on the related interest observation date, such contingent interest payment will be made on a later interest payment date if the closing price of the underlying asset is equal to or greater than the interest barrier on the relevant interest observation date. If the closing price of the underlying asset is less than the interest barrier on all of the interest observation dates, UBS will not pay you any contingent interest payments during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the contingent interest payments coincides with a period of greater risk of principal loss on your Notes.

♦Your potential return on the Notes is limited, you will not participate in any appreciation of the underlying asset and you will not have the same rights as holders of the underlying asset — The return potential of the Notes is limited to the pre-specified contingent interest payments, regardless of the appreciation of the underlying asset. In addition, your return on the Notes will vary based on the number of interest observation dates, if any, on which the requirements of the contingent interest payment have been met prior to an automatic call or maturity. Further, if the Notes are called due to the automatic call feature, you will not receive any contingent interest payments or any other payment with respect to any interest observation date after the applicable call settlement date. Since the Notes could be called as early as the first potential call settlement date, your return on the Notes could be less than if the Notes remained outstanding until maturity. If the Notes are not called, you may be subject to the full downside market risk of the underlying asset even though you cannot participate in any appreciation in the price of the underlying asset. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the underlying asset. In addition, as an owner of the Notes, you will not have voting rights or any other rights of a holder of the underlying asset.

♦A higher contingent interest payment or lower downside threshold or interest barrier may reflect greater expected volatility of the underlying asset, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the contingent interest payments, interest barrier and downside threshold, are based, in part, on the expected volatility of the underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the price of the underlying asset. The greater the expected volatility of the underlying asset as of the strike date, the greater the expectation is as of that date that the closing price of the underlying asset could be less than the interest barrier on any interest observation date and that the final price could be less than the downside threshold and interest barrier on the valuation date and, as a consequence, indicates an increased risk of not receiving a contingent interest payment and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher contingent interest payment than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower downside threshold and/or interest barrier than those terms on otherwise comparable securities. Therefore, a relatively higher contingent interest payment may indicate an increased risk of loss. Further, a relatively lower downside threshold and/or interest barrier may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying contingent interest payments. You should be willing to accept the downside market risk of the underlying asset and the potential to lose some or all of your initial investment.

♦Reinvestment risk — The Notes will be called automatically if the closing price of the underlying asset is equal to or greater than the initial price on any autocall observation date. Conversely, the Notes will not be subject to an automatic call if the closing price of the underlying asset is less than the initial price on any autocall observation date, which generally coincides with a period of greater risk of receiving few or no contingent interest payments or principal loss on your Notes. In the event that the Notes are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs. Because the Notes may be called as early as the first potential call settlement date, you should be prepared in the event the Notes are called early.

Risks Relating to Characteristics of the Underlying Asset

♦Single equity risk —The price of the underlying asset can rise or fall sharply due to factors specific to the underlying asset and the issuer of the underlying asset (the “underlying asset issuer”), such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the Notes, should conduct your own investigation into the underlying asset issuer and the underlying asset. For additional information regarding the underlying asset, please see “Information about the Underlying Asset” herein and the underlying asset issuer's SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the underlying asset issuer with the SEC.

♦There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying asset will rise or fall and there can be no assurance that the closing price of the underlying asset will be equal to or greater than the interest barrier, and, if the Notes are not called, that the final price will be equal to or greater than the interest barrier and downside threshold. The price of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying asset issuer. You should be willing to accept the downside risks of owning equities in general and the underlying asset in particular, and the risk of losing some or all of your initial investment.

♦There is no affiliation between the underlying asset issuer and UBS, and UBS is not responsible for any disclosure by such issuer — We and our affiliates may currently, or from time to time in the future engage in business with the underlying asset issuer. However, we are not affiliated with the underlying asset issuer and are not responsible for such issuer's public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should conduct your own investigation into the underlying asset and the underlying asset issuer. The underlying asset issuer is not involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your Notes. The underlying asset issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the market value of, and return on, your Notes.

Estimated Value Considerations

♦The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the price and volatility of the underlying asset, any expected dividends on the underlying asset, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.

♦The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Asset — Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in the offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying asset; the volatility of the underlying asset; the dividend rate paid on the underlying asset; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid ask spread for the Notes.

♦    Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Potential conflict of interest — UBS and its affiliates may engage in business with the underlying asset issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine any amounts owed under the Notes based on the closing price or final price, as applicable, of the underlying asset on any interest observation date, autocall observation date or the valuation date. The calculation agent will determine whether the contingent interest payment is payable to you on any interest payment date and whether the Notes are subject to an automatic call and the payment at maturity of the Notes based on observed prices of the underlying asset. The calculation agent may postpone any autocall observation date or interest observation date (including the valuation date) as applicable if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Notes, including the contingent interest payment, downside threshold and interest barrier, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Additionally, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦Following certain events, the calculation agent can make adjustments to the underlying asset and the terms of the Notes that may adversely affect the market value of, and return on, the Notes — Following certain events affecting the underlying asset, the calculation agent may make adjustments to the initial price, share delivery amount, interest barrier, downside threshold and/or final price, as applicable, and any other term of the Notes and, in some instances, may replace the underlying asset. However, the calculation agent will not make an adjustment in response to every event that could affect the underlying asset. If an event occurs that does not require the calculation agent to make an adjustment, the market value of, and return on, the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or herein that it believes are appropriate to offset to the extent practical any change in your economic position as a holder of the Notes resulting solely from any such event to achieve an equitable result. Following certain events relating to the underlying asset issuer, such as a reorganization event or a delisting or suspension of trading, the determination as to whether the contingent interest payment is payable to you on any interest payment date, whether the Notes are subject to an automatic call or the amount you receive at maturity may be based on the equity security of a successor to such underlying asset issuer in combination with any cash or any other assets distributed to holders of the underlying asset, if applicable, or on the common stock issued by another company. The occurrence of any such event and the consequent adjustments may materially and adversely affect the value of, and return on, the Notes. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement.

♦Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying asset, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying asset, may adversely affect the market price of the underlying asset and, therefore, the market value of, and return on, the Notes.

♦Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of, and any amounts payable on, the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying asset to which the Notes are linked.

Risks Relating to General Credit Characteristics

♦Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any payments with respect to an automatic call, contingent interest payment or any contingent repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.

♦The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

♦If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity swap”), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. Prior to any debt-to-equity swap or write-off with respect to any Notes, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the Notes; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the Notes will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the Notes. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the Notes may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the Notes and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read the section below entitled “What Are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards With Associated Contingent Coupons”, in the accompanying product supplement.

Hypothetical Examples of How the Notes Might Perform

The examples below illustrate the payment upon a call or at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms were set on the strike date and are indicated on the cover hereof; amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 54 weeks
Contingent Interest Payment:	$35.725 per interest payment date
Interest Observation Dates:	Quarterly
Autocall Observation Dates:	Quarterly
Initial Price:	$100.00
Interest Barrier:	$80.00 (which is equal to 80.00% of the initial price)
Downside Threshold:	$80.00 (which is equal to 80.00% of the initial price)
Share Delivery Amount:*	For each note, a number of shares of the underlying asset equal $1,000 divided by the downside threshold

* If the Notes are not called and the final price is less than the downside threshold, UBS will pay you the cash equivalent for each Note you hold plus any contingent interest payment otherwise due on the maturity date plus any previously unpaid contingent interest payments with respect to any previous interest observation dates where the closing price of the underlying asset was less than the interest barrier.

Example 1 — The Closing Price of the Underlying Asset is equal to or greater than the Initial Price on the first Autocall Observation Date.

Date	Closing Price	Payment (per Note)
First Interest Observation Date and Autocall Observation Date	$105.00 (equal to or greater than Interest Barrier and Initial Price)	$1,035.725 (Principal Amount plus Contingent Interest Payment)
	Total Payment:	$1,035.725 (3.5725% total return)

Because the closing price of the underlying asset is equal to or greater than the initial price on the first autocall observation date (which is approximately 3 months after the trade date and is the first interest observation date and autocall observation date), UBS will pay you on the call settlement date a total of $1,035.725 per Note, reflecting your principal amount plus the applicable contingent interest payment, for a total return of 3.5725% on the Notes. Following an automatic call, no further amount will be owed to you under the Notes.

Example 2 — The Closing Price of the Underlying Asset is equal to or greater than the Initial Price on the third Autocall Observation Date.

Date	Closing Price	Payment (per Note)
First Interest Observation Date and Autocall Observation Date	$96.00 (equal to or greater than Interest Barrier; less than Initial Price)	$35.725 (Contingent Interest Payment)
Second Interest Observation Date and Autocall Observation Date	$64.00 (less than Interest Barrier and Initial Price)	$0.00
Third Interest Observation Date and Autocall Observation Date	$115.00 (equal to or greater than Interest Barrier and Initial Price)	$1,071.45 (Principal Amount plus Contingent Interest Payment and previously unpaid Contingent Interest Payment with respect to the second Interest Observation Date)
	Total Payment:	$1,107.175 (10.7175% total return)

Because the closing price of the underlying asset is equal to or greater than the initial price on the third autocall observation date, UBS will pay you on the call settlement date a total of $1,071.45 per Note, reflecting your principal amount plus the applicable contingent interest payment plus the previously unpaid contingent interest payment with respect to the second interest observation date. When added to the contingent interest payment of $35.725 received on the first interest payment date, UBS will have paid you a total of $1,107.175 per Note, for a total return of 10.7175% on the Notes. Following an automatic call, no further amount will be owed to you under the Notes.

Example 3 — The Notes are NOT Called and the Final Price is equal to or greater than the Downside Threshold and Interest Barrier.

Date	Closing Price	Payment (per Note)
First Interest Observation Date and Autocall Observation Date	$84.00 (equal to or greater than Interest Barrier; less than Initial Price)	$35.725 (Contingent Interest Payment)
Second through Third Interest Observation Date and Autocall Observation Date	Various (all less than Interest Barrier and Initial Price)	$0.00
Valuation Date	$88.00 (equal to or greater than Downside Threshold and Interest Barrier)	$1,107.175 (Principal Amount and Contingent Interest Payment plus previously unpaid Contingent Interest Payments with respect to the second through third Interest Observation Dates)
	Total Payment:	$1,142.90 (14.29% total return)

Because the Notes are not called and the final price is equal to or greater than the downside threshold and the interest barrier, at maturity UBS will pay you a total of $1,107.175 per Note, reflecting your principal amount plus the applicable contingent interest payment (which includes the previously unpaid contingent interest payments with respect to the second through third interest observation dates). When added to the contingent interest payment of $35.725 received on the first interest payment date, UBS will have paid you a total of $1,142.90 per Note for a total return of 14.29% on the Notes.

Example 4 — The Notes are NOT Called and the Final Price is less than the Downside Threshold and Interest Barrier.

Date	Closing Price	Payment (per Note)

First Interest Observation Date and Autocall Observation Date	$92.00 (equal to or greater than Interest Barrier; less than Initial Price)	$35.725 (Contingent Interest Payment)
Second through Third Interest Observation Date and Autocall Observation Date	Various (all less than Interest Barrier and Initial Price)	$0.00
Valuation Date	$40.00 (less than Downside Threshold and Interest Barrier)	Share Delivery Amount × Final Price = ($1,000.00 / $80.00) x $40.00 = $500.00 (Payment at Maturity)
	Total Payment:	$535.725 (46.4275% loss)

Because the Notes are not called and the final price is less than the downside threshold and the interest barrier, at maturity UBS will pay you the cash equivalent of $500.00 per Note. When added to the contingent interest payment of $35.725 received on the first interest payment date, UBS will have paid you a total of $535.725 per Note, for a loss of 46.4275% on the Notes.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. You may be fully exposed to any decline in the price of the underlying asset from the initial price to the final price. If the Notes are not called and the final price is less than the downside threshold, UBS will pay you the cash equivalent at maturity, which will be worth less than your principal amount and could be zero. Specifically, the cash equivalent will decline at 1.25% for each 1% that the final price is less than the downside threshold resulting in a loss of some, and in extreme situations, all of your initial investment. The percentage decline in the value of the cash equivalent will be at a proportionately higher percentage relative to any percentage decline in the final price of the underlying asset below the downside threshold. Therefore, the further the final price has declined from the downside threshold, the closer your loss of principal will be to the decline of the underlying asset from the initial price.

Any payment on the Notes, including any payments in respect of an automatic call, contingent interest payment or any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Information About the Underlying Asset

All disclosures contained in this document regarding the underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

Included below is a brief description of the underlying asset issuer. This information has been obtained from publicly available sources. Set forth below is a graph that illustrates the past performance for the underlying asset. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the underlying asset as an indication of future performance.

The underlying asset is registered under the Securities Act of 1933, the Securities Exchange Act of 1934 and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by the underlying asset issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC can be located by reference to its SEC file number provided below.

Diamondback Energy, Inc.

According to publicly available information, Diamondback Energy, Inc. (“Diamondback”) is an independent oil and natural gas company focused on the acquisition, development, exploration and exploitation of unconventional onshore oil and natural gas reserves. Information filed by Diamondback with the SEC can be located by reference to its SEC file number: 001-35700, or its CIK Code: 0001539838. Diamondback’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “FANG”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of Diamondback’s common stock from January 1, 2015 through August 15, 2025, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Diamondback’s common stock on August 15, 2025 was $140.22. The dotted line represents the interest barrier and downside threshold of $112.18, which is equal to 80.00% of the initial price. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

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What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as prepaid derivative contracts with respect to the underlying asset. If your Notes are so treated, any contingent interest payment that is paid by UBS (including on the maturity date or call settlement date) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In determining our information reporting obligations, if any, we intend to treat the contingent interest payments as ordinary income.

In addition, excluding amounts or proceeds attributable to any contingent interest payments, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent interest payment or any amount attributable to any accrued but unpaid contingent interest payment) and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the taxable disposition of your Notes prior to an interest payment date, but that could be attributed to an expected contingent interest payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

We will not attempt to ascertain whether the underlying asset issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code or as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC and to a non-U.S. holder in the case of a USRPHC, upon the taxable disposition of a Note. Both U.S. holders and non-U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by any such entity and consult their tax advisors regarding the possible consequences to them in the event that any such entity is or becomes a PFIC or USRPHC.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences — Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently in excess of any receipt of contingent interest payments and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and potential impact of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent interest payments is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, our special U.S. tax counsel is of the opinion that contingent interest payments paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 should not be subject to U.S. withholding tax and we do not intend to withhold any tax on contingent interest payments. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case such other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897 of the Code, discussed above, and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition or maturity of the Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the Notes are not “delta-one” with respect to the underlying asset, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying asset or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the underlying asset or the Notes. If you enter, or have entered, into other transactions in respect of the underlying asset or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Notes to J.P. Morgan Securities LLC and its affiliates (the “Agents”) at a discount from the issue price to the public equal to the underwriting discount of $10.00 per $1,000 principal amount of Notes. The Agents intend to resell the offered Notes at the original issue price to the public, provided that certain fiduciary accounts may purchase the Notes for as low as the price specified on the cover hereof and the Agents may forgo fees for sales to such fiduciary accounts. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required to make a market for the Notes and may stop making a market at any time. Further, the fees and commissions described on the cover hereof will not be rebated if the Notes are automatically called. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition on Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Prohibition on Sales to UK Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement
Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information About UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Observation Dates and Interest Payment Dates	4
Key Risks	5
Hypothetical Examples of How the Notes Might Perform	9
Information About the Underlying Asset	11
What Are the Tax Consequences of the Notes?	12
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	14

Product Supplement
Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-26
Use of Proceeds and Hedging	PS-53
Material U.S. Federal Income Tax Consequences	PS-54
Certain ERISA Considerations	PS-77
Supplemental Plan of Distribution (Conflicts of Interest)	PS-79

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	6
Where You Can Find More Information	7
Presentation of Financial Information	8
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	8
UBS AG	8
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	48
Legal Ownership and Book-Entry Issuance	65
Considerations Relating to Indexed Securities	69
Considerations Relating to Floating Rate Securities	72
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	75
U.S. Tax Considerations	77
Tax Considerations Under the Laws of Switzerland	88
Benefit Plan Investor Considerations	90
Plan of Distribution	92
Validity of the Securities	95
Experts	95

$• UBS AG

Phoenix Autocallable Buffer Notes
with Memory Interest due September 2, 2026

Preliminary Pricing Supplement dated August 18, 2025
(To Product Supplement dated February 6, 2025
and Prospectus dated February 6, 2025)

UBS Investment Bank
J.P. Morgan Securities LLC